Certain Executive Officers and Directors Have Adopted a Rule 10b5-1 Plan

ANDOVER, MA -- 11/21/2005 -- Vicor Corporation (NASDAQ: VICR) today announced that certain of its executive officers and directors have adopted prearranged stock trading plans in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

Rule 10b5-1 allows programs to be established that permit corporate insiders to prearrange sales of company securities at a time when they are not aware of any material non-public information. Such a program typically involves establishing a written plan to sell shares over a set period of time. These pre-planned trades will be executed at a later date, as set forth in the plan, without further action or oversight by the executive officer or director and without regard to any subsequent non-public information the individual might have received. A plan can provide for sales of stock on a particular date or at a particular price or a combination of both of these factors along with others. The rule allows insiders to diversify their investment portfolios and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

Under a 10b5-1 plan adopted by Patrizio Vinciarelli, chairman and CEO, an aggregate of up to 1,000,000 shares of common stock may be sold after December 5, 2005 and prior to December 31, 2006 in equal installments at $.50 increments of price ranging from a minimum of $18 to $37.50 per share. The maximum amount which may be sold under the plan represents less than 5% of the stock owned by Patrizio Vinciarelli. Estia J. Eichten, a director, has adopted a similar 10b5-1 plan providing for the sale of up to 100,000 shares, representing less than 10% of the stock owned by him. Because stock sales under the plan are dependent on common stock price increases, it is not possible to predict how many shares, if any, will actually be sold under the plan or the timing of any such sales.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439